EXHIBIT 10.1

AMENDMENT TO AMENDED AND RESTATED Employment Agreement

This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of November 18, 2022, by and among HBT Financial, Inc., a Delaware corporation (“HBT”), Heartland Bank and Trust Company, an Illinois state-chartered bank (the “Bank,” and together with HBT, “Heartland”), and Patrick F. Busch (“Employee”).

Recitals

A.Employee is currently employed by Heartland as Executive Vice President and Chief Lending Officer of HBT, and President and Chief Lending Officer of the Bank, pursuant to that certain Amended and Restated Employment Agreement by and among Heartland and Employee dated February 22, 2021 (the “Employment Agreement”).
B.Employee has expressed his intention to retire from his current positions of employment with Heartland effective as of December 31, 2022 and continue thereafter as an employee of the Bank.
C.Heartland desires to continue to employ Employee, effective as of January 1, 2023, as an “at will” employee of the Bank.
D.Pursuant to Section 14 of the Employment Agreement, Heartland and Employee may amend the Employment Agreement in writing executed by all parties thereto.
E.Heartland and Employee desire to amend the Employment Agreement as provided herein.

Agreements

In consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree to the following revisions to the Employment Agreement:

1.	The “Employment Period” described in Section 2 of the Employment Agreement shall end, and except as otherwise described in this Amendment the Employment Agreement shall terminate and be without further effect, as of December 31, 2022.
2.	Heartland and Employee intend that, with respect to calendar year 2022 performance objectives, Employee shall remain eligible to receive, as determined in the discretion of the Board, the annual incentive bonus described in Section 4.b. of the Employment Agreement and the annual long-term incentive award described in Section 4.c. of the Employment Agreement.
3.	The restrictive covenants set forth in Section 6 of the Employment Agreement shall survive the termination of the Employment Agreement with any post-employment period of applicability commencing upon the full and final termination of Employee’s employment with Heartland.
4.	Employee acknowledges and agrees that nothing contained in this Amendment shall constitute Good Reason for purposes of the Employment Agreement.

5.	Capitalized terms not defined in this Amendment shall have the meanings proscribed to such terms in the Employment Agreement.

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In Witness Whereof, the Parties have executed this Amendment as of the date first set forth above.

HBT Financial, Inc.	Patrick F. Busch

By:  /s/ Fred L. Drake  /s/ Patrick F. Busch

Name:Fred L. Drake

Its:Chairman and CEO

Heartland Bank and Trust Company

By:  /s/ Fred L. Drake

Name:Fred L. Drake

Its:Chairman